UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2024

STAGWELL INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-13718	86-1390679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One World Trade Center, Floor 65, New York, NY 10007

(Address of principal executive offices and zip code)

(646) 429-1800

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	STGW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On April 5, 2024, Stagwell Inc. (the “Company”) entered into an agreement (the “Agreement”) to purchase all of the equity interests in a marketing consulting company (the “Acquiree Company”) from the owners of the Acquiree Company (the “Sellers”). Pursuant to the Agreement, at closing of the transaction on April 9. 2024 (the “Closing Date”), the Company issued 182,256 shares of Class A common stock of the Company (“Stagwell Stock”). In addition, pursuant to the Agreement, the Company has a contingent obligation to make a payment based on the Acquiree Company’s achievement of specified financial performance criteria for the two-year period beginning on the Closing Date and a second payment based on the Acquiree Company’s achievement of specified financial performance criteria for the two-year beginning on the second anniversary of the Closing Date. The Company may elect to pay up to a maximum of approximately $1.35 million of the first contingent payment, if any, and up to a maximum of approximately $3.0 million of the second contingent payment, if any, in Stagwell Stock. Estimated payment amounts are based on current foreign currency exchange rates.

The issuance of Stagwell Stock to the Sellers pursuant to the Agreement is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The Company will receive no cash proceeds and no commissions will be paid to any person in connection with the issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2024

STAGWELL INC.

By:	/s/ Peter McElligott
Peter McElligott
General Counsel